As filed with the Securities and Exchange Commission on December 11, 2013

Registration No. 333-191605

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNWIRED PLANET, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-3219054
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

170 South Virginia Street

Suite 201

Reno, Nevada 89501

(775) 980-2345

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Eric Vetter

President

Unwired Planet, Inc.

170 South Virginia Street

Suite 201

Reno, Nevada 89501

(775) 980-2345

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Joseph L. Johnson III, Esq.

Thomas S. Levato, Esq.

Brian C. McPeake, Esq.

Goodwin Procter LLP

53 State Street

Boston, Massachusetts 02109

(617) 570-1000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholder may sell or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

Subject to Completion, Dated December 11, 2013

PROSPECTUS

2,481,365 Shares

Common Stock

This prospectus relates to the resale from time to time of up to 2,481,365 shares of our common stock by the selling stockholder named in this prospectus. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder.

The selling stockholder may sell the shares of common stock being offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The shares of Common Stock that may be resold by the selling stockholder pursuant to this prospectus constitute approximately 2.3% of our issued and outstanding Common Stock as of September 30, 2013. The shares of Common Stock were issued to the selling stockholder in connection with the Backstop Placement (as defined herein), and we are required to register the resale of such shares of Common Stock in accordance with the terms of the Backstop Placement. The selling stockholder may sell the shares in negotiated transactions or otherwise, at the prevailing market price for the shares or at negotiated prices. We will not be paying any underwriting discounts or commissions in this offering.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “UPIP.” On December 6, 2013, the last reported sale price of our common stock on the NASDAQ Global Select Market was $1.38.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES REFERENCED UNDER THE HEADING “RISK FACTORS” ON PAGE 4 OF THIS PROSPECTUS AS WELL AS THOSE CONTAINED IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2013.

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not, and the selling stockholder has not, authorized anyone to provide you with different information. Neither we nor the selling stockholder are making an offer to sell or seeking an offer to buy shares of our common stock under this prospectus or any applicable prospectus supplement in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein are accurate only as of their respective dates, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since that date.

SUMMARY

This summary highlights the information contained elsewhere in or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before deciding whether to invest in our securities. You should carefully read this entire prospectus, including the information under the heading “Risk Factors,” and the documents incorporated by reference into this prospectus, which are described under the heading “Incorporation of Certain Information by Reference.” In this prospectus, all references to the “Company,” “Unwired Planet,” “we,” “us” and “our” refer to Unwired Planet, Inc., a Delaware corporation, and its subsidiaries and predecessors, unless the context otherwise requires or where otherwise indicated.

Company Overview

Unwired Planet, Inc. is an intellectual property and technology licensing company focused exclusively on the mobile industry. Our patent portfolio of more than 2,400 issued U.S. and foreign patents and patent applications includes technologies that allow mobile devices to connect to the Internet and enable mobile communications. The portfolio spans 2G, 3G and 4G technologies, as well as cloud-based mobile applications and services. Unwired Planet’s portfolio includes patents and patent technologies related to mobile technologies, including baseband mobile communications, mobile browsers, mobile advertising, push technology, maps and location based services, mobile application stores, social networking, mobile gaming and mobile search.

Until recently, we were primarily a software company delivering mediation and messaging solutions to communication service providers. On January 12, 2012, we announced our pursuit of strategic alternatives for our product operations, and sold our product businesses as of April 30, 2012.

Unwired Planet is focused on pursuing a multi-pronged strategy to realize the value of our patent portfolio, which ranges from direct licensing or sale of our patents to litigation, joint ventures, and partnering with one or more intellectual property specialists. We generate revenue by licensing our patented innovations and technologies to companies that develop mobile communications software infrastructure or hardware and/or develop mobile communications products. Our goal is to continue to create additional licensing opportunities.

On February 13, 2013, Unwired Planet and certain of our subsidiaries, including our indirect subsidiary, Unwired Planet, LLC (“UP LLC”), completed our previously announced acquisition of over 2,100 patents and patent applications (the “Ericsson Transferred Patent Portfolio”) from Telefonaktiebolaget L M Ericsson (publ) and an indirect subsidiary (collectively referred to herein as “Ericsson”). The transaction was completed pursuant to that certain Master Sale Agreement (the “MSA”), dated as of January 10, 2013, between Unwired Planet and Ericsson whereby Ericsson transferred the Ericsson Transferred Patent Portfolio to UP LLC in exchange for certain ongoing rights to revenues generated from the Ericsson Transferred Patent Portfolio and Unwired Planet’s patent portfolio. Unwired Planet also granted Ericsson a license to its expanded patent portfolio.

Under the terms of the MSA, Ericsson will also contribute 100 additional patents (a portion of which will be U.S. patents) annually to UP LLC commencing in 2014 through 2018. In consideration for the Ericsson Transferred Patent Portfolio, we will pay Ericsson the following portion of UP LLC’s cumulative gross revenue (“CGR”) on a quarterly basis, subject to certain adjustments: (i) 20% of the amount of CGR, until the CGR equals $100 million; plus (ii) 50% of the amount of CGR in excess of $100 million, until the CGR equals $500 million; plus (iii) 70% of the amount of CGR in excess of $500 million. This revenue sharing may be adjusted in certain circumstances depending on the terms of specific licensing arrangements discussed below. In the event of an Unwired Planet change in control, as defined in the MSA, Ericsson will have the right to either (i) continue the MSA in full force or (ii) receive a Sale Payment and terminate the MSA. In the event Ericsson elects to receive the Sale Payment, such Sale Payment will be equal to Ericsson’s share of the fair market value of all patents and other assets owned or held by UP LLC as determined pursuant to the MSA (the “Patent FMV”).

After such Patent FMV has been determined it will be deemed incremental CGR and distributed in accordance with the formula for payments for CGR set forth above. If the change in control occurs prior to the third anniversary of the MSA, the Sale Payment will be at least $1.05 billion less the aggregate of all previous quarterly payments.

Pursuant to the MSA, UP LLC granted or will grant Ericsson licenses and other rights under the Ericsson Transferred Patent Portfolio and all other patents owned or controlled by UP LLC. The Ericsson Transferred Patent Portfolio is also subject to certain encumbrances relating to existing Ericsson licensees, and UP LLC has granted Ericsson a lien on all of UP LLC’s assets. We remain unrestricted in the licensing of our pre-Ericsson patent portfolio without any additional encumbrances as a result of the transaction. Additionally, we have agreed not to engage in, or provide services to any person who conducts or otherwise engages in, the business of generating revenue or otherwise monetizing patents through licensing or selling of patents or initiation or participation in litigation or other legal proceedings to protect and enforce any patent or any other intellectual property right or any other business that is competitive with the business of UP LLC. During a specified period following the closing of the Ericsson transaction, with respect to certain patents, the MSA establishes revenue sharing adjustments in favor of Ericsson if UP LLC grants licenses (or similar rights) below certain agreed-upon royalty rates. Additionally, pursuant to the MSA with respect to the Ericsson Transferred Patent Portfolio and to the extent applicable, UP LLC has accepted an obligation to behave in a manner that is fair, reasonable and non-discriminatory (“FRAND”). The aggregate result of these commitments, together with other obligations contained in Ericsson transaction documents, is such that we will pursue recurring revenue license arrangements that reflect the fair value of our entire patent portfolio, while at the same time respecting Ericsson’s existing commitments, customers and, to the extent applicable, any FRAND obligations. We believe that such an approach will maximize value for our stockholders over the long term, but such arrangements may take a longer period of time to achieve and may result in smaller upfront payments, as compared to lump sum perpetual licensing.

Recent Financing Transactions

On June 28, 2013, we entered into a Securities Purchase Agreement with the selling stockholder with respect to a registered direct offering of 7,530,120 shares of our common stock, at a price of $1.66 per share, pursuant to our effective shelf registration statement. Net proceeds from the registered direct offering, after deducting financial advisory fees and estimated offering expenses, were approximately $12.0 million. From and after the closing of the registered direct offering, the selling stockholder shall have the right to designate one (1) member to our board of directors. From and after the third (3rd) anniversary of the closing of the registered direct offering, the selling stockholder shall have the right to designate one (1) additional member to our board of directors. Any designee to our board of directors must meet the criteria that are reasonably acceptable to the nominating committee (or equivalent committee or the full board, as applicable) of our board of directors.

In addition, on June 28, 2013, we entered into a Note Purchase Agreement with the selling stockholder, with respect to a private placement of $25.0 million aggregate principal amount of senior secured notes. Net proceeds from the private placement, after deducting financial advisory fees and estimated offering expenses, were approximately $23.7 million. The notes will initially bear interest at a rate of 12.875% per annum, payable in-kind for the first two years following issue. After the first two years, interest on the notes is payable in cash at a rate of 12.5% per annum or in-kind at a rate of 12.875% per annum, at our option. The notes will mature on June 30, 2018, unless previously redeemed or repurchased by us.

On September 13, 2013, we completed a rights offering pursuant to a Registration Statement on Form S-3 that was filed with the SEC and became effective on August 14, 2013. We raised $12.5 million of gross proceeds, including proceeds from a standby commitment made by the selling stockholder. Our stockholders subscribed for a total of 5,274,659 shares of our common stock, and an additional 2,481,365 shares of our common stock were issued to the selling stockholder, which amount included 225,904 shares of our common stock in consideration for providing its standby commitment.

Company Information

Unwired Planet, formerly known as Openwave Systems Inc., was incorporated in 1994 as a Delaware corporation, and we completed our initial public offering in June 1999. Our principal executive offices are located at 170 South Virginia Street, Suite 201, Reno, Nevada 89501, and our telephone number is (775) 980-2345. Our corporate website address is www.unwiredplanet.com. Our current and future annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC are available, free of charge, through our website as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. Our SEC filings can be accessed through the investors section of our website. The information contained on, or accessible through, our website is not intended to be part of this prospectus or any report we file with, or furnish to, the SEC and incorporated by reference herein. Our common stock trades on the NASDAQ Global Select Market under the symbol “UPIP.”

The Offering

Issuer:	Unwired Planet, Inc.

Selling Stockholder:	Indaba Capital Fund, L.P.

Securities offered by Selling

Stockholder:	2,481,365 shares of our common stock.

Use of proceeds:	We will not receive any proceeds from sales of the shares of common stock sold from time to time under this prospectus by the selling stockholder.

Risk Factors:	An investment in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 for a discussion of certain factors that you should consider when evaluating an investment in our common stock.

NASDAQ Global Select Market:	UPIP

RISK FACTORS

Investing in our securities involves a high degree of risk. Before purchasing our securities, you should carefully consider the risks and uncertainties set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, filed with the SEC on September 9, 2013, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, filed with the SEC on November 7, 2013 which are incorporated by reference in this prospectus, as well as any updates thereto contained in subsequent filings with the SEC or any applicable prospectus supplement or free writing prospectus. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose all or part of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

FORWARD-LOOKING STATEMENTS

This prospectus contains statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based upon current expectations and beliefs of management and are subject to risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by these statements. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions identify forward-looking statements. Such statements address future events and conditions concerning intellectual property acquisition and development, licensing and enforcement activities, capital expenditures, earnings, litigation, regulatory matters, markets for our services, liquidity and capital resources and accounting matters. Actual results in each case could differ materially from those anticipated in such statements by reason of factors such as future economic conditions, changes in demand for our services, legislative, regulatory and competitive developments in markets in which we and our subsidiaries operate, results of litigation and other circumstances affecting anticipated revenues and costs and other risks and uncertainties referenced under “Risk Factors” above and in any applicable prospectus supplement or free writing prospectus and any documents incorporated by reference herein or therein. The occurrence of the events described in “Risk Factors” could harm our business, results of operations and financial condition. Readers should not place undue reliance on our forward-looking statements. These forward-looking statements speak only as of the date on which the statements were made and are not guarantees of future performance. Except as may be required by applicable law, we do not undertake or intend to update any forward-looking statements after the date of this prospectus or the respective dates of documents incorporated herein or therein that include forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder.

The selling stockholder will pay any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

On June 28, 2013, we entered into a purchase agreement with the selling stockholder named below, pursuant to which the selling stockholder agreed to backstop our rights offering that expired on September 9, 2013. Upon closing of the backstop commitment, which occurred on September 16, 2013, we issued an aggregate of 2,481,365 shares of common stock to the selling stockholder, which we refer to as the Backstop Placement in this prospectus. This prospectus covers the offer and sale by the selling stockholder listed below of up to 2,481,365 shares, which is the total number of shares of common stock issued in the Backstop Placement, in the manner contemplated under the “Plan of Distribution.”

Pursuant to the registration rights agreement related to this Backstop Placement, we agreed to file a registration statement of which this prospectus is a part with the Securities and Exchange Commission, or the SEC, to register the disposition of the shares of our common stock we issued.

The selling stockholder may sell some, all or none of its shares. We do not know how long the selling stockholder will hold the shares offered hereunder before selling them. We currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares by it other than the registration rights agreement referenced above. The shares offered by this prospectus may be offered from time to time by the selling stockholder. As used in this prospectus, the term “selling stockholder” includes the selling stockholder listed below, and any donee, pledgee, transferee or other successor in interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge, or other non-sale related transfer. The selling stockholder may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of its shares since the date on which the information in the table is presented. Information about the selling stockholder may change over time.

The following table sets forth the name of the selling stockholder, the number of shares owned by such selling stockholder prior to this offering, the number of shares that may be offered under this prospectus by such selling stockholder, and the number of shares of our common stock and the percentage (if one percent or more) of our common stock to be owned by such selling stockholder after completion of this offering, assuming that all shares offered hereunder are sold as contemplated herein. The number of shares in the column “Maximum Number of Shares Being Offered” represents all of the shares that the selling stockholder may offer under this prospectus. Except as otherwise disclosed in this prospectus (or as disclosed in any document incorporated by reference) including information incorporated by reference, the selling stockholder has not, or within the past three years has not had, any position, office or other material relationship with us.

Ownership reflected in this table for the selling stockholder is based upon information provided to us by the selling stockholder and reflects holdings as of December 6, 2013. The percentages of common stock owned after the offering are based on 107,887,567 shares of our common stock outstanding as of September 30, 2013. In computing the number of shares owned by and the percentage ownership of the selling stockholder, shares of common stock that could be issued upon the exercise of outstanding options, warrants or other rights held by that selling stockholder that are currently exercisable or exercisable within 60 days of September 30, 2013 are considered outstanding.

Name	Shares Owned Prior to Offering	Maximum Number of Shares Being Offered	Shares Owned After Offering (1)
			Number	Percent
Indaba Capital Fund, L.P. (2)	11,823,780	2,481,365	9,342,415	8.66%

(1)	The selling stockholder identified in this table may sell some, all, or none of the shares owned by it that are registered under this registration statement. While we do not currently have knowledge of any agreements, arrangements, or understandings with respect to the sale of any of the shares registered hereunder (other than the registration rights agreement referenced above), as required for purposes of this table, we are assuming that the selling stockholder will sell all of the shares indicated in the table. Percent is based on 107,887,567 shares of common stock outstanding as of September 30, 2013.
(2)	Derek C. Schrier has the power to vote and dispose of the shares held by Indaba Capital Fund, L.P. The business address of Indaba Capital Fund, L.P. is c/o Indaba Partners, LLC, One Letterman Drive, Building D, Suite DM700, San Francisco, CA 94129.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issued to the selling stockholder to permit the resale of these shares of common stock by the holder of the shares of common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholder may sell all or a portion of the shares of common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that it meets the criteria and conform to the requirements of those provisions.

Broker dealers engaged by the selling stockholder may arrange for other broker dealers to participate in sales. If the selling stockholder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with applicable FINRA rules; and in the case of a principal transaction a markup or markdown in compliance with applicable FINRA rules.

In connection with sales of the shares of common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholder may also sell shares of common stock short and if such short sale shall take place after the date that the registration statement is declared effective by the SEC, the selling stockholder may deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholder has been advised that it may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The selling stockholder may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholder and any broker-dealer or agents participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. If the selling stockholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, it will be subject to the applicable prospectus delivery requirements of the Securities Act including Rule 172 thereunder and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act, or the Exchange Act.

The selling stockholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. Upon our being notified in writing by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling stockholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it in excess of $5,000. We will indemnify the selling stockholder against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholder will be entitled to contribution. We may be indemnified by the selling stockholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

To the extent permitted by applicable law, this plan of distribution may be modified in a prospectus supplement or otherwise.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 1,000,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. As of September 30, 2013, there were 107,887,567 shares of our common stock outstanding and no shares of preferred stock outstanding.

The following summary description of our capital stock is based on the provisions of our certificate of incorporation and bylaws and the applicable provisions of the Delaware General Corporation Law. This information is qualified entirely by reference to the applicable provisions of our certificate of incorporation, bylaws and the Delaware General Corporation Law. For information on how to obtain copies of our certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus is a part, see “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

Common Stock

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders, including the election of directors. Our certificate of incorporation and bylaws do not provide for cumulative voting rights. Because of this, the holders of a majority of our common stock entitled to vote in any election of directors can elect all of the directors standing for election. Subject to the preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock

Pursuant to our certificate of incorporation, our board of directors has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or NASDAQ rules), to designate and issue up to 5,000,000 shares of preferred stock in one or more series, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of that series, but not below the number of shares of such series then outstanding.

We will fix the rights, preferences and privileges of the preferred stock of each such series, as well as any qualifications, limitations or restrictions thereon, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•	voting rights, if any, of the preferred stock;

•	preemptive rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

The General Corporation Law of the State of Delaware, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our certificate of incorporation if the amendment would change the par value, the number of authorized shares of the class or the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Delaware Anti-Takeover Law and Provisions of our Certificate of Incorporation and Bylaws

Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66- 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by the entity or person.

Certificate of Incorporation and Bylaws. Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our certificate of incorporation and bylaws:

•	permit our board of directors to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

•	provide that the authorized number of directors may be fixed from time to time by a bylaw or amendment thereof duly adopted by the board of directors;

•	provide that any vacancies resulting from death, resignation, disqualification, removal, or other causes , as well as newly created directorships, may, except as otherwise required by law and subject to the rights of the holders of any series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	divide our board of directors into three classes;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

•	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice;

•	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and

•	provide that special meetings of our stockholders may be called only by the board of directors.

Any of these provisions may be amended by a majority of the board of directors.

Shareholder Rights Plan (Tax Benefits Preservation Agreement)

On January 28, 2012, we entered into a Tax Benefits Preservation Agreement with Computershare Trust Company, N.A., as Rights Agent (the “Agreement”). The Agreement is designed to preserve our substantial tax assets associated with net operating loss carry forwards (“NOLs”) and built in losses under Section 382 of the Internal Revenue Code. Our ability to use our NOLs and built in losses would be limited if there was an “ownership change” under Section 382. This would occur if shareholders owning (or deemed under Section 382 of the Internal Revenue Code to own) 5% or more of our stock increase their collective ownership of the aggregate amount of outstanding shares of the company by more than 50 percentage points over a rolling three-year period. The following description of the terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is incorporated herein by reference.

Rights Dividend

Pursuant to the terms of the Agreement, the Board of Directors declared a dividend distribution of one Preferred Stock Purchase Right (a “Right”) for each outstanding share of common stock to stockholders of record as of the close of business on January 29, 2012 (the “Record Date”). In addition, one Right will automatically attach to each share of common stock issued between the Record Date and the Distribution Date (as hereinafter defined). Each Right entitles the registered holder thereof to purchase from us a unit consisting of one ten-thousandth of a share (a “Unit”) of Series A Junior Participating Cumulative Preferred Stock, par value $0.001 per share (the “Preferred Stock”) at a cash exercise price of $15.00 per Unit (the “Exercise Price”), subject to adjustment, under certain conditions specified in the Agreement and summarized below.

Distribution Date

Initially, the Rights are not exercisable and are attached to and trade with all shares of common stock outstanding as of, and issued subsequent to, the Record Date. The Rights will separate from the common stock and will become exercisable upon the earlier of (i) the close of business on the tenth calendar day following the first public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 4.99% or more of the outstanding shares of common stock, other than as a result of repurchases of stock by the company or certain inadvertent actions by a stockholder (the date of said announcement being referred to as the “Stock Acquisition Date”), or (ii) the close of business on the tenth business day (or such later day as the Independent Directors (as defined in the Agreement) may determine) following the commencement of a tender offer or exchange offer that could result upon its consummation in a person or group becoming the beneficial owner of 4.99% or more of the outstanding shares of common tock (the earlier of such dates being herein referred to as the “Distribution Date”).

Notwithstanding the foregoing, with respect to any person who beneficially owns (for purposes of the Agreement) 4.99% or more of the outstanding shares of common stock as of the Record Date (such person being referred to in the Agreement as a “Grandfathered Person”), the Distribution Date will not occur unless such Grandfathered Person has acquired beneficial ownership of shares of common stock representing an additional 1/2% of the outstanding shares of common stock (the “Grandfathered Percentage”).

Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), (i) the Rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates, (ii) new common stock certificates issued after the Record Date will contain a notation incorporating the Agreement by reference, and (iii) the surrender for transfer of any certificates for common stock will also constitute the transfer of the Rights associated with the common stock represented by such certificate.

As soon as practicable after the Distribution Date, one or more certificates evidencing one Right for each share of common stock of the company so held, subject to adjustment as provided herein (the “Right Certificates”) will be mailed to holders of record of common stock as of the close of business on the Distribution Date and, thereafter, the separate Right Certificates alone will represent the Rights. Except as otherwise determined by the Independent Directors, only shares of common stock issued prior to the Distribution Date will be issued with Rights.

Process for Potential Exemption

Any person who wishes to effect any acquisition of shares of common stock that would, if consummated, result in such person beneficially owning more than 4.99% of the outstanding shares of common stock (or in the case of a Grandfathered Person, the Grandfathered Percentage), may request that the Independent Directors grant an exemption with respect to such acquisition under the Agreement. The Independent Directors may only grant such an exemption if they determine, in their sole discretion, that the acquisition of beneficial ownership of common stock by such person will not jeopardize or endanger the availability to us of the NOLs. Any exemption granted may be granted in whole or in part, and may be subject to limitations or conditions (including a requirement that the person agree that it will not acquire beneficial ownership of shares of common stock in excess of the maximum number and percentage of shares approved by the Independent Directors).

Subscription and Merger Rights

In the event that a Stock Acquisition Date occurs, proper provision will be made so that each holder of a Right (other than an Acquiring Person or its associates or affiliates, whose Rights shall become null and void) will thereafter have the right to receive upon exercise, in lieu of a number of Units of Preferred Stock, that number of shares of common stock of the company (or, in certain circumstances, including if there are insufficient shares of common stock to permit the exercise in full of the Rights, Units of Preferred Stock, other securities, cash or property, or any combination of the foregoing) having a market value of two times the Exercise Price of the Right (such right being referred to as the “Subscription Right”). In the event that, at any time following the Stock Acquisition Date, (i) the company consolidates with, or merges with and into, any other person, and the company is not the continuing or surviving corporation, (ii) any person consolidates with the company, or merges with and into the company and the company is the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the shares of common stock are changed into or exchanged for stock or other securities of any other person or cash or any other property or (iii) 50% or more of the company’s assets or earning power is sold, mortgaged or otherwise transferred, each holder of a Right (other than an Acquiring Person or its associates or affiliates, whose Rights shall become null and void) will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the Exercise Price of the Right (such right being referred to as the “Merger Right”). The holder of a Right will continue to have the Merger Right whether or not such holder has exercised the Subscription Right. Rights that are or were beneficially owned by an Acquiring Person may (under certain circumstances specified in the Agreement) become null and void.

Until a Right is exercised, the holder will have no rights as a stockholder of the company (beyond those as an existing stockholder), including the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Units, other securities of the company, other consideration or for common stock of an acquiring company.

Exchange Feature

At any time after a person becomes an Acquiring Person, the Independent Directors may, at their option, exchange all or any part of the then outstanding and exercisable Rights for shares of common stock or Units at an exchange ratio specified in the Agreement. Notwithstanding the foregoing, the Independent Directors generally will not be empowered to effect such exchange at any time after any person becomes the beneficial owner of 50% or more of the common stock of the company.

Adjustments

The Exercise Price payable, and the number of Units or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the Exercise Price will be required until cumulative adjustments amount to at least 1% of the Exercise Price. The company is not obligated to issue fractional Units. If the company elects not to issue fractional Units, in lieu thereof an adjustment in cash will be made based on the fair market value of the Preferred Stock on the last trading date prior to the date of exercise.

Redemption

The Rights may be redeemed in whole, but not in part, at a price of $0.001 per Right (payable in cash, common stock or other consideration deemed appropriate by the Independent Directors) by the Independent Directors only until the earlier of (i) the time at which any person becomes an Acquiring Person or (ii) the expiration date of the Agreement. Immediately upon the action of the Independent Directors ordering redemption of the Rights, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.

Amendment

Independent Directors in their sole discretion at any time prior to the time at which any person becomes an Acquiring Person. After such time the Independent Directors may, subject to certain limitations set forth in the Agreement, amend the Agreement only to cure any ambiguity, defect or inconsistency, to shorten or lengthen any time period, or to make changes that do not adversely affect the interests of Rights holders (excluding the interests of an Acquiring Person or its associates or affiliates).

Expiration Date

The Rights are not exercisable until the Distribution Date and will expire at the earlier of (i) January 29, 2015, (ii) the repeal of Section 382 of the Internal Revenue Code if the Independent Directors determine that this Agreement is no longer necessary for the preservation of Tax Benefits (as defined in the Agreement) or (iii) the beginning of the taxable year of the company to which the Board of Directors determines that no Tax Benefits may be carried forward, unless previously redeemed or exchanged by the company.

Miscellaneous

The certificate of designations establishing the Preferred Stock and the form of Right Certificate are attached as Exhibits A and B, respectively, to the Agreement. The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is incorporated herein by reference.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare. The transfer agent and registrar’s address is 330 N. Brand Blvd., Suite 701, Glendale, CA 91203-2149.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon by Goodwin Procter LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements of Unwired Planet, Inc. and subsidiaries as of June 30, 2013 and 2012, and for each of the years in the three-year period ended June 30, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2013 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent registered public account firm, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing. The audit report on the effectiveness of internal control over financial reporting as of June 30, 2013 expresses an opinion that the Company did not maintain effective internal control over financial reporting as of June 30, 2013 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness has been identified and is included in management’s assessment. The Company has controls over the preparation of the cash flow statement, calculation of earnings per share, reconciliation of financial statement footnote disclosures and completeness of financial statement footnote disclosures. These controls did not operate effectively due to a lack of resources with experience in financial reporting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement that we have filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We are a public company and file proxy statements, annual, quarterly and special reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (www.sec.gov).

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended June 30, 2013, filed on September 9, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, filed on November 7, 2013;

•	our Current Report on Form 8-K filed on July 2, 2013, July 29, 2013, August 22, 2013, September 3, 2013, September 6, 2013, September 13, 2013, September 27, 2013, October 1, 2013, and November 15, 2013;

•	our definitive proxy statement on Schedule 14A, filed on October 1, 2013; and

•	the description of our Series A Junior Participating Cumulative Preferred Stock contained in our Registration Statement on Form 8-K filed with the SEC on January 30, 2012, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement, or (ii) after the date of this prospectus until we sell all of the shares covered by this prospectus or the sale of shares by us pursuant to this prospectus is terminated.

You may access our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to any of these reports, free of charge on the SEC’s website. You may also access the documents incorporated by reference on our website at www.unwiredplanet.com. Other than the foregoing documents incorporated by reference, the information contained in, or that can be accessed through, our website is not part of this prospectus.

In addition, we will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in this prospectus or into such documents). Such requests may be directed to President, Unwired Planet, Inc., 170 South Virginia Street, Suite 201, Reno, Nevada 89501, or call (775) 980-2345.

PROSPECTUS

, 2013

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$576
Accounting fees and expenses	10,000
Legal fees and expenses	30,000
Printing and miscellaneous expenses	9,424
Total	$50,000

Item 15.	Indemnification of Directors and Officers.

In accordance with Section 145 of the Delaware General Corporation Law, our certificate of incorporation provides that no director of Unwired Planet shall be personally liable to Unwired Planet or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to Unwired Planet or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize, with the approval of a corporation’s stockholders, the further reductions in the liability of Unwired Planet’s directors for breach of fiduciary duty, then, a director of Unwired Planet shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Our by-laws provide for indemnification by Unwired Planet of its directors, officers and certain non-officer employees under certain circumstances against expenses ( including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of Unwired Planet.

In addition, we have entered into indemnification agreements with each of our directors and officers that provide for indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.

Item 16.	Exhibits.

The exhibits listed in the Exhibit Index immediately preceding the exhibits are filed as part of this registration statement on Form S-3.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement.

(2)	That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on the 11th day of December, 2013.

UNWIRED PLANET, INC.

By:	/s/ Eric Vetter
Name:	Eric Vetter
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/S/ ERIC VETTER Eric Vetter	President, Chief Financial Officer and Chief Administrative Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	December 11, 2013

	* Philip A. Vachon	Chairman of the Board of Directors	December 11, 2013

	* David Lockwood	Director	December 11, 2013

	* Mark Jensen	Director	December 11, 2013

	* Gregory P. Landis	Director	December 11, 2013

	* Michael C. Mulica	Director	December 11, 2013

	* Peter Feld	Director	December 11, 2013

	* William A. Marino	Director	December 11, 2013

* By:	/s/ Eric Vetter
Eric Vetter Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of the Document

2.2	Asset Purchase and Sale Agreement, dated April 15, 2012 between Openwave Systems Inc and OM1, Inc. (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 16, 2012 (Commission No. 001-16703))

3.1	Restated Certificate of Incorporation of Openwave Systems Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 7, 2010 (Commission No. 001-16703))

3.2	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2003 (Commission No. 001-16703)).

3.3	Certificate of Ownership and Merger merging Unwired Planet, Inc. with and into Openwave Systems Inc (incorporated by reference to Exhibit 3.3 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2012 (Commission No. 001-16703))

3.4	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 12, 2011 (Commission No. 001-16703))

3.5	Amendments to the Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 4, 2013 (Commission No.001-16073)).

3.6	Certificate of Designations of Series A Junior Participating Cumulative Preferred Stock of Openwave Systems Inc. classifying and designating the Series A Junior Participating Cumulative Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on January 30, 2012 (Commission No. 001-16703))

4.1	Form of the Company’s Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed August 28, 2003)

4.2	Tax Benefits Preservation Agreement, dated as of January 28, 2012, between Openwave Systems Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed on January 30, 2012 (Commission No. 001-16703))

4.3	Exemption Agreement dated April 9, 2012, between Openwave Systems Inc. and Quantum Partners LP (incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 9, 2012 (Commission No. 001-16073))

4.4	Indenture by and between the Company and the Wells Fargo Bank, National Association, as trustee, dated June 28, 2013 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 2, 2013 (Commission No. 001-16073))

4.5	Form of Notes (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 2, 2013 (Commission No. 001-16073))

5.1*	Opinion of Goodwin Procter LLP

10.1	Securities Purchase Agreement, dated June 28, 2013, by and between the Company and Indaba (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 2, 2013 (Commission No. 001-16073))

10.2	Note Purchase Agreement dated June 28, 2013, by and between the Company and Indaba (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 2, 2013 (Commission No. 001-16073))

10.3	Purchase Agreement, dated June 28, 2013, by and between the Company and Indaba (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 2, 2013 (Commission No. 001-16073))

10.4	Registration Rights Agreement, dated June 28, 2013, by and between the Company and Indaba (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 2, 2013 (Commission No. 001-16073))

16.1	Letter of KPMG LLP dated October 1, 2013 (incorporated by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2013 (Commission No. 001-16073))

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

*	Previously filed